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                                                                   Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement Form S-8 (Registration No. 333-55324) pertaining to the Stock Option Plan for Non-Employee Directors of EXE Technologies, Inc.; the Registration Statement on Form S-8 (Registration No. 333-55320) pertaining to the 1997 Incentive and Non-Qualified Stock Option Plan of EXE Technologies, Inc., and the Registration Statement on Form S-8 (Registration No. 333-57332) pertaining to the former Allpoints Systems 1996 Stock Option Plan, of our report dated March 8, 2001 with respect to the financial statements of Allpoints Systems, Inc. for the year ended December 31, 2000 included in this Current Report on Form 8-K/A of EXE Technologies, Inc.


                                            /s/ Ernst & Young LLP


Dallas, Texas
April 5, 2001











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